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                                                                   Exhibit 23.2


     We consent to the reference to our firm under the captions "Experts" and "Selected Historical and Unaudited Consolidated Financial Data and Other Data" and to the use of our report dated February 10, 1998, in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of ARM Financial Group, Inc. dated April 9, 1998.

     We also consent to the incorporation by reference therein of our reports dated February 10, 1998 with respect to the consolidated financial statements and financial statement schedules of ARM Financial Group, Inc. included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP



Louisville, Kentucky
April 7, 1998